Contact:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@unitedauto.com	Tony Pordon Senior Vice President 248-648-2540 tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO TO REDEEM
$300 MILLION 9.625% SENIOR SUBORDINATED NOTES

BLOOMFIELD HILLS, MI, January 26, 2007 – United Auto Group, Inc. (NYSE:UAG), an international automotive retailer, today provided notice to the Bank of New York Trust Company, N.A., the trustee of its $300 million 9.625% Senior Subordinated Notes Due 2012 (the “Notes”), of its intention to redeem the Notes on March 15, 2007, at a price of 104.813% for all notes outstanding.

In December 2006, the Company completed a $375 million, 7.75% Senior Subordinated Note offering with the intention of refinancing the Notes. The proceeds from the December transaction were temporarily used to repay amounts outstanding under the Company’s revolving credit agreement in the U.S. and a portion of its U.S. floor plan borrowings. UnitedAuto intends to fund the aggregate redemption price of the Notes (estimated to be $314 million) principally with floor plan borrowings in the U.S.

Chief Financial Officer Bob O’Shaughnessy commented, “Upon completing the redemption of the Notes, we will have achieved our goal of lengthening the weighted average maturity of our outstanding fixed rate indebtedness, reducing our exposure to interest rate volatility, and reducing the weighted average interest rate of our fixed rate indebtedness. The Company’s strong cash flow, coupled with the flexibility and stability afforded by our capital structure provide us with the capacity to continue investing in the growth of our business.”

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 312 retail automotive franchises, representing 41 different brands, and 26 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 167 franchises in 19 states and Puerto Rico and 145 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 1000 and has over 15,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s present intention and ability to redeem its 9.625% notes. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties, which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and UnitedAuto disclaims any duty to update the information herein.

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